Exhibit 99.1
XPO Completes Spin-Off of RXO
GREENWICH, Conn. – November 1, 2022 – XPO (NYSE: XPO) today announced that it has completed the previously announced spin-off of RXO, Inc., creating two independent, publicly traded companies. XPO is a leading provider of less-than-truckload transportation in North America, and RXO is the fourth largest US truckload broker. XPO shares will continue to trade on the New York Stock Exchange under the symbol “XPO” and, effective today, RXO will begin “regular way” trading on the NYSE under the symbol “RXO.”
Brad Jacobs, executive chairman of XPO, said, “With the spin-off complete, XPO and RXO have both launched from positions of strength as independent public companies. I want to thank the many people who have worked to make our strategic plan a success and created powerful new avenues for value creation.”
The separation was completed through a distribution to XPO stockholders of one share of RXO common stock for every one share of XPO common stock held as of the close of business on the record date for the distribution, October 20, 2022. RXO shares were distributed at 12:01 a.m. Eastern Time on November 1, 2022 in a distribution that is intended to be tax-free to XPO stockholders for U.S. federal income tax purposes.
BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Wachtell, Lipton, Rosen & Katz acted as legal advisors in connection with the separation.
About XPO
XPO (NYSE: XPO) is one of the largest providers of asset-based less-than-truckload (LTL) transportation in North America, with proprietary technology that moves goods efficiently through its network. Together with its business in Europe, XPO serves approximately 43,000 shippers with 564 locations and 38,000 employees. The company is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including the statements above regarding benefits of the spin-off transaction, as well as the expected performance of the company after the spin-off. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause the company’s actual results or actions to differ materially from what is expressed or implied by these statements. Such risks include, but are not limited to: uncertainties as to the impact of the spin-off on the company’s business, as well as the disclosure contained under the heading “Risk Factors” in the company’s filings with the U.S. Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements other than as required by law.
Investor Contact
Tavio Headley
XPO
+1-203-413-4006
tavio.headley@xpo.com
Media Contact
Karina Frayter
XPO
+1-203-484-8303
karina.frayter@xpo.com